Exhibit 99.1

PHOENIX GOLD INTERNATIONAL, INC.

Irrevocable Proxy

                                The undersigned Keith A. Peterson, a shareholder of Phoenix Gold International, Inc., an Oregon corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Timothy G. Johnson, as Operating Manager of PG Holding LLC, a Washington Limited Liability Company, the proxy of the undersigned, with full power of substitution, to the full extent of the undersigned’s rights with respect to 1,619,000 shares of Common Stock of the Company owned of record by the undersigned as of the close of business on December 12, 2003 (the “Shares”).  Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and the undersigned agrees that no subsequent proxies will be given with respect to any of the Shares.

                                This proxy is irrevocable, is coupled with an interest and is granted in connection with and in consideration of the January 5, 2004 purchase by PG Holding LLC of 1,619,000 shares of Common Stock of the Company from the undersigned for aggregate consideration of $3,500,000.

                                The proxy named above will be empowered, and may exercise this proxy, to vote the Shares at the 2004 Annual Meeting of the Shareholders of the Company with regard to each and every matter voted on at the meeting or any adjournments or postponements thereof.

                                This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the undersigned.

                                If any provision of this proxy or any part of any such provision is held under any circumstance to be invalid or unenforceable, then (a) such provision or part thereof shall, with respect to such circumstance, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstance shall not affect the validity or enforceability of such provision or part thereof under any other circumstance and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy.  Each provision of this proxy is severable from every other provision of this proxy, and each part of each provision of this proxy is severable from every other part of such provision.

                                Dated:  January 5, 2004.

Shareholder

/s/ Keith A. Peterson

Keith A. Peterson